UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

INFOSEARCH MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30248	90-0002618
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4086 Del Rey Avneue
Marina Del Rey, CA	90292
(Address of principal executive offices)	(Zip Code)

(310) 437-7380
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2006, the shareholders of InfoSearch Media, Inc. (the “Company”) approved an amendment (the “Amendment”) to the Company’s 2004 Stock Option Plan (the “Plan”) at the Company’s 2006 Annual Meeting of Shareholders. The Amendment increases the number of shares that may be granted under the Plan from 5,212,500 to 10,425,000.

On December 12, 2006, the Company granted options to purchase 2,097,150 shares of the Company’s common stock to George Lichter, Chief Executive Officer. These options were granted under the Company’s amended 2004 Stock Option Plan, are for a term of 10 years, and have an exercise price of $0.17 per share (the closing market price of the common stock on the OTC Bulletin Board on the date of grant). Options to purchase 699,050 shares vest immediately, options to purchase 19,418 shares vest each month over the next 36 months, and options to purchase 699,050 shares vest upon the first occurrence of the Company reporting a net profit for a full fiscal year after 2006. On December 12, 2006, the Company also granted options to purchase 100,000 shares of the Company’s common stock to David Gagne, Vice President of Technology. These options are for a term of 10 years, have an exercise price of $0.17 (the closing market price of the common stock on the OTC Bulletin Board on the date of grant), and vest annually over four years. The options granted to Mr. Lichter and Mr. Gagne are subject to the terms and conditions of the Plan, as amended.

The above descriptions of the Amendment and the awards granted to Mr. Lichter and Mr. Gagne thereunder are qualified in their entirety by the terms of the Plan and by the terms of the awards granted to Mr. Lichter and Mr. Gagne filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9. Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

10.1	Amendment to the InfoSearch Media, Inc. 2004 Stock Option Plan, dated December 12, 2006, by InfoSearch Media, Inc.

10.2	Options to Acquire Shares of Common Stock, dated December 12, 2006, issued by the Company to Mr. Lichter

10.3	Options to Acquire Shares of Common Stock, dated December 12, 2006 issued by the Company to Mr. Gagne

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSearch Media, Inc.

By:	/s/ Frank Knuettel II
Name:	Frank Knuettel II
Title:	Chief Financial Officer

Date:	December 18, 2006